Exhibit 10(ee)


November 5, 2004

Deborah A. Meekins, President & C.E.O.
Northern Empire Bancshares
810 Fourth Street
Santa Rosa, CA 95404

Re:  Exercise of Options in December 2003


Dear Debbie:

I am writing to comply with the Board's determination that it is in the best interest of Northern Empire Bancshares to cancel non-officer director options. Although I resigned as a director in October 2003, I
exercised   *  options in December 2003 for a total of $ * .  I
voluntarily agree to pay the Corporation an additional amount of $ * , which is the difference between the option price and market price on the exercise date of December 4, 2003.

Best of luck and success in the future.

Very truly yours,

William P. Gallaher


* Blank spaces contain confidential information that has been filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.